APPENDIX A
SERIES OF THE TRUST
(each a "Fund")
Updated: September 7, 2016

1. Alpha Risk Dividend Hedged Equity Fund
2. Arin Large Cap Theta Fund
3. Cavalier Adaptive Income Fund
4. Cavalier Dividend Income Fund
5. Cavalier Dynamic Growth Fund
6. Cavalier Fundamental Growth Fund
7. Cavalier Global Opportunities Fund
8. Cavalier Hedged High Income Fund
9. Cavalier Multi Strategist Fund
10. Cavalier Tactical Rotation Fund
11. Goodwood SMID Long/Short Fund
12. Matisse Discounted Closed-End Fund Strategy
13. QCI Balanced Fund
14. Roumell Opportunistic Value Fund
15. SCS Tactical Allocation Fund
16. The Sector Rotation Fund
17. Sirius S&P Strategic Large-Cap Allocation Fund